Exhibit 99

FOR IMMEDIATE RELEASE

Crown Media Announces
Proposed Repurchase of Preferred Securities

     GREENWOOD VILLAGE, Colo. – July 21, 2003 - Crown Media Holdings, Inc. (Nasdaq: CRWN) announced today that it has entered into a conditional agreement with all of the holders of the preferred securities of Crown Media Trust and related contingent appreciation certificates issued by Crown Media (together “preferred securities”) for the purchase of the preferred securities by Crown Media. The purchase price for the preferred securities would be approximately $330 million if completed as of August 1, 2003, subject to adjustment depending on the actual date of closing. Crown Media’s obligation to purchase the preferred securities is subject to several conditions including Crown Media’s selling notes or other debt obligations with aggregate net proceeds of at least $350 million to finance the purchase and Crown Media’s obtaining necessary consents under its bank credit facility.

     Crown Media is considering alternatives for the issuance of debt obligations to finance the purchase of the preferred securities and to use for other general corporate purposes. Any securities offered will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     About Crown Media Holdings

     Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes the Hallmark Channel in the U.S. and more than 120 countries. The combined channels have over 105 million subscribers worldwide. Significant investors in Crown Media Holdings include: Hallmark Entertainment Investments Co.; Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and Hughes Electronics Corporation.

     Forward- looking Statements

     Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: Uncertainty as to whether Crown Media can complete a sale of debt obligations on acceptable terms; any inability to satisfy conditions to the purchase agreement concerning the preferred securities; any material developments at Crown Media that may affect its financial condition or financial results, including without limitation risks detailed in the Risk Factors stated in the Company’s l0-Q Report for the three months ended March 31, 2003. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

     For additional information, please contact:

     Mindy Tucker

     Vice President, Corporate Development

     Crown Media Holdings

     212.703.3814

     mindytucker@hallmarkchannel.com